Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Contingent Income Auto-Callable Securities with Step-Up Call Threshold Levels Based on the Performance of the Common Stock of Wynn Resorts, Limited due November 27, 2017	$3,190,000.00	$370.68

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

November 2014 PRICING SUPPLEMENT (To Prospectus dated November 14, 2014 and Product Supplement dated November 18, 2014)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities with Step-Up Call Threshold Levels due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Contingent Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a quarterly contingent payment with respect to each determination date on which the closing price of the underlying equity is equal to or greater than 75.00% of the initial price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying equity is equal to or greater than the call threshold level on any determination date, the securities will be redeemed early or repaid at maturity, as applicable, for an amount per security equal to the stated principal amount and the contingent payment. However, if on any determination date the closing price of the underlying equity is less than the call threshold level, the securities will not be redeemed early and if that closing price is less than the downside threshold level, you will not receive any contingent payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent payment and also the risk of receiving shares of the underlying equity, which will occur if the securities are not redeemed early and the closing price of the underlying equity is less than the downside threshold level on the final determination date, in which case investors will be exposed to the decline in the closing price of the underlying equity and the value of those shares investors receive at maturity will be significantly less than the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying equity. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS

Issuer:	UBS AG, London Branch
Underlying equity:	Common Stock of Wynn Resorts, Limited (Bloomberg Ticker: “WYNN”)
Aggregate principal amount:	$3,190,000
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security (see “Commissions and issue price” below)
Pricing date:	November 21, 2014
Original issue date:	November 26, 2014 (3 business days after the pricing date)
Maturity date:	November 27, 2017 subject to postponement for certain market disruption events described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any of the first eleven determination dates, the closing price of the underlying equity is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first contingent payment date immediately following the related determination date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
Contingent payment:

▪    If, on any determination date, the closing price or the final price is equal to or greater than the downside threshold level, we will pay a quarterly contingent payment of $0.2125 (equivalent to 8.50% per annum of the stated principal amount) per security on the related contingent payment date.

▪    If, on any determination date, the closing price or the final price is less than the downside threshold level, no contingent payment will be made with respect to that determination date.

Determination dates:	February 23, 2015, May 21, 2015, August 21, 2015, November 23, 2015, February 22, 2016, May 23, 2016, August 22, 2016, November 21, 2016, February 21, 2017, May 22, 2017, August 21, 2017 and November 21, 2017, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, “— Final Determination Date” and “— Market Disruption Events” in the product supplement). We also refer to November 21, 2017 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the quarterly contingent payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	▪ If the final price is equal to or greater than the downside threshold level:	(i) the stated principal amount plus (ii) the quarterly contingent payment with respect to the final determination date
	▪ If the final price is less than the downside threshold level:	(i) a number of shares of the underlying equity equal to the exchange ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of such shares as of the final determination date

The exchange ratio is less than 1 and your payment at maturity for each security will be the cash value of the fractional share.
Exchange ratio:	The stated principal amount divided by the initial price.
Call threshold level:

From and excluding the pricing date to and including November 23, 2015, $188.62, which is equal to 105% of the initial price.

From and excluding November 23, 2015 to and including November 21, 2016, $197.60, which is equal to 110% of the initial price.

From and excluding November 21, 2016 to and including the final determination date, $206.59, which is equal to 115% of the initial price.

The call threshold level is subject to adjustment as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).

Downside threshold level:	$134.73, which is equal to 75.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).
Initial price:	$179.64, which is equal to the closing price of the underlying equity on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the product supplement).
Final price:	The closing price of the underlying equity on the final determination date.
CUSIP:	90274F213
ISIN:	US90274F2130
Listing:	The securities will not be listed on any securities exchange.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100%	2.00%(a) + 0.50%(b) 2.50%	97.50%
Total	$3,190,000.00	$79,750.00	$3,110,250.00

(1)	UBS Securities LLC has agreed to purchase from UBS AG the securities at the price to public less a fee of $0.25 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
(a)	a fixed sales commission of $0.20 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $0.05 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management by the agent or its affiliates. See “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is $9.458 for securities based on the performance of the common stock of Wynn Resorts, Limited. The estimated initial value of the securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 9 and 10 of this pricing supplement.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated November 18, 2014	Prospectus dated November 14, 2014
Pricing Supplement dated November 21, 2014

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

▪	Product supplement dated November 18, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000139340114000496/c394211_6901051-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014, and references to the “accompanying product supplement” mean the UBS product supplement “Contingent Income Auto-Callable Securities”, dated November 18, 2014.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

November 2014	1

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Investment Summary

The Contingent Income Auto-Callable Securities due November 27, 2017 Based on the Performance of the Common Stock of Wynn Resorts, Limited, which we refer to as the securities, provide an opportunity for investors to earn a quarterly contingent payment, which is an amount equal to $0.2125 (equivalent to 8.50% per annum of the stated principal amount) per security, with respect to each quarterly determination date on which the closing price or the final price, is equal to or greater than 75.00% of the initial price, which we refer to as the downside threshold level. The contingent payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the closing price of the underlying equity could remain less than the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent payments.

If the closing price is equal to or greater than the call threshold level on any of the first eleven determination dates, the securities will be redeemed for an early redemption amount equal to the stated principal amount plus the contingent payment with respect to the related determination date. If the securities have not been redeemed early and the final price is equal to or greater than the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent payment with respect to the final determination date. However, if the securities have not been redeemed early and the final price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying equity, as compared to the initial price, on a 1 to 1 basis and investors will be entitled to receive (i) a number of shares of the underlying equity equal to the exchange ratio (and, if applicable, cash in lieu of fractional shares) or (ii) at our option, the cash value of such shares as of the final determination date. If UBS elects to deliver to you cash in lieu of shares, the “cash value” will be equal to the exchange ratio multiplied by the final price. The value of such shares (or that cash) will be less than 75.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing all of their initial investment and also the risk of not receiving any contingent payment. In addition, investors will not participate in any appreciation of the underlying equity.

November 2014	2

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent payment equal to 8.50% per annum of the stated principal amount per security, with respect to each determination date on which the closing price or the final price is equal to or greater than 75.00% of the initial price, which we refer to as the downside threshold level. The securities may be redeemed early for the stated principal amount per security plus the contingent payment, and the payment at maturity will vary depending on the final price, as follows:

Scenario 1

On any of the first eleven determination dates, the closing price is equal to or greater than the call threshold level.

▪    The securities will be redeemed early for (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.

▪    Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 2

The securities are not redeemed early and the final price is equal to or greater than the downside threshold level.

▪    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date.

▪    Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 3

The securities are not redeemed early and the final price is less than the downside threshold level.

▪    The payment due at maturity will be (i) a number of shares of the underlying equity equal to the exchange ratio (and, if applicable, cash in lieu of fractional shares), or (ii) at our option, the cash value of those shares as of the final determination date.

▪    Investors will lose some and may lose all of their principal in this scenario.

Investing in the securities involves significant risks. You may lose some or all of the stated principal amount. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

November 2014	3

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

▪	You believe the closing price of the underlying equity will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).

▪

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the quarterly contingent payments specified in this pricing supplement.

▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

▪	You are willing to invest in the securities based on the contingent payment of $0.2125 (equivalent to 8.50% per annum of the stated principal amount) per security.

▪	You are willing to forgo dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

▪

You are willing to invest in securities that may be redeemed early and you are otherwise willing to hold such securities to maturity, a term of approximately 3 years, and accept that there may be little or no secondary market for the securities.

▪

You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

▪

You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of all of your initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

▪

You believe that the price of the underlying equity will decline during the term of the securities and is likely to close less than the downside threshold level on the determination dates (including the final determination date).

▪	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

▪	You are unwilling to invest in the securities based on the contingent payment of $0.2125 (equivalent to 8.50% per annum of the stated principal amount) per security.

▪	You prefer to receive the dividends paid on the underlying equity and you seek guaranteed current income from this investment.

▪

You are unable or unwilling to hold securities that may be redeemed early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 3 years, or you seek an investment for which there will be an active secondary market for the securities.

▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

November 2014	4

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final price.

Diagram #1: First Eleven Determination Dates

Diagram #2: Payment at Maturity if No Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 6.

November 2014	5

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover of this pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$200.00
Hypothetical Call Threshold Level:

For the first through the fourth determination

dates, $210.00, which is 105% of the initial price

For the fifth through the eighth determination

dates, $220.00, which is 110% of the initial price

For the ninth through the twelfth determination

dates, $230.00, which is 115% of the initial price

Hypothetical Downside Threshold Level:	$150.00, which is 75.00% of the initial price
Hypothetical Exchange Ratio*:	0.05, which is the stated principal amount divided by the hypothetical initial price
Hypothetical Quarterly Contingent Payment:	$0.205 (equivalent to 8.20% per annum of the stated principal amount) per security
Stated Principal Amount:	$10.00 per security

*	The exchange ratio is less than 1 and your payment at maturity for each security will be the cash value of the fractional share.

In Examples 1 and 2 the closing price of the underlying equity fluctuates over the term of the securities and the closing price of the underlying equity is equal to or greater than the hypothetical call threshold level on one of the first eleven determination dates. Because the closing price is equal to or greater than the call threshold level on one of the first eleven determination dates, the securities are redeemed early following the relevant determination date. In Examples 3 and 4, the closing price on each of the first eleven determination dates is less than the call threshold level, and, consequently, the securities are not redeemed early, and remain outstanding until maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount*	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$210.00	—*	$10.205	$200.00	$0.205	N/A
#2	N/A	N/A	N/A	$140.00	$0	N/A
#3	N/A	N/A	N/A	$120.00	$0	N/A
#4	N/A	N/A	N/A	$135.50	$0	N/A
#5	N/A	N/A	N/A	$140.00	$0	N/A
#6	N/A	N/A	N/A	$215.00	$0.205	N/A
#7	N/A	N/A	N/A	$140.00	$0	N/A
#8	N/A	N/A	N/A	$135.00	$0	N/A
#9	N/A	N/A	N/A	$130.00	$0	N/A
#10	N/A	N/A	N/A	$250.00	—*	$10.205
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price is equal to or greater than the call threshold level and the securities are redeemed early as a result.

▪

In Example 1, the securities are redeemed early following the first determination date as the closing price on the first determination date is equal to or greater than the call threshold level. You receive the early redemption amount, calculated as follows:

stated principal amount + contingent payment = $10.00 + $0.205 = $10.205

November 2014	6

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Your total return per security in this example is $10.205 (a 2.05% total return on the securities).

▪

In Example 2, the securities are redeemed early following the tenth determination date as the closing price on the tenth determination date is greater than the call threshold level. As the closing price on the first, sixth and tenth determination dates are greater than the downside threshold level, you receive the contingent payment of $0.205 with respect to each such determination date. Following the tenth determination date, you receive an early redemption amount of $10.205, which includes the quarterly contingent payment with respect to the tenth determination date.

In this example, the early redemption feature limits the term of your investment to approximately 30 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Further, although the underlying equity has appreciated by 25% from its initial price on the tenth determination date, you only receive $10.205 per security and do not benefit from such appreciation. When added to the contingent payments of $0.410 received in respect of prior determination dates, UBS will have paid you a total of $10.615 per security for a 6.15% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$145.00	$0	N/A	$145.00	$0	N/A
#2	$130.00	$0	N/A	$130.50	$0	N/A
#3	$128.00	$0	N/A	$120.00	$0	N/A
#4	$133.00	$0	N/A	$100.00	$0	N/A
#5	$136.50	$0	N/A	$132.00	$0	N/A
#6	$130.00	$0	N/A	$140.50	$0	N/A
#7	$136.50	$0	N/A	$130.00	$0	N/A
#8	$132.00	$0	N/A	$136.50	$0	N/A
#9	$127.50	$0	N/A	$133.00	$0	N/A
#10	$121.00	$0	N/A	$128.50	$0	N/A
#11	$100.50	$0	N/A	$130.00	$0	N/A
Final Determination Date	$140.00	—*	N/A	$160.00	—*	N/A
Payment at Maturity	$7.00			$10.205

*	The final contingent payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪

In Example 3, the closing price of the underlying equity remains less than the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying equity. As the final price is less than the downside threshold level, investors will receive a number of shares of the underlying equity equal to the exchange ratio or the cash value thereof, calculated as follows:

the cash value of 0.05 shares of the underlying equity = $140.00 × 0.05 = $7.00

In this example, your payment at maturity is significantly less than the stated principal amount. Your total return per security in this example is $7.00 (a 30.00% loss on the securities).

▪

In Example 4, the closing price of the underlying equity decreases to a final price of $160.00. Although the final price is less than the call threshold level and initial price, because the final price is equal to or greater than the downside threshold level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10.00 + $0.205 = $10.205

In this example, although the final price represents a 20.00% decline from the initial price, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $10.205 per security at maturity. Your total return per security in this example is $10.205 (a 2.05% total return on the securities).

November 2014	7

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed early, you may lose some or all of your initial investment. Specifically, if the securities are not redeemed early and the final price is less than the downside threshold level, UBS will deliver to you a number of shares or the cash value of such shares at maturity, the value of which is expected to be worth significantly less than your stated principal amount resulting in a loss of some or all of your initial investment.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

November 2014	8

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪

The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying equity, as compared to the initial price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying equity equal to the exchange ratio (or, at our option, the cash value of such shares). The value of those shares on the final determination date (or that cash) will be less than 75.00% of the stated principal amount and could be zero.

▪

The contingent payment, if any, is based solely on the closing prices of the underlying equity on the specified determination dates. Whether the contingent payment will be made with respect to a determination date will be based on the closing price or the final price. As a result, you will not know whether you will receive the contingent payment until the related determination date. Moreover, because the contingent payment is based solely on the closing price on a specific determination date or the final price, if that closing price or final price is less than the downside threshold level, you will not receive any contingent payment with respect to that determination date, even if the closing price of the underlying equity was higher on other days during the term of the securities.

▪

You will not receive any contingent payment for any quarterly period where the closing price of the underlying equity on the determination date is less than the downside threshold level. A contingent payment will be made with respect to a quarterly period only if the closing price is equal to or greater than the downside threshold level. If the closing price remains less than the downside threshold level on each determination date over the term of the securities, you will not receive any contingent payment.

▪

Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the pricing date that the closing price of such stock could close less than its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in higher contingent payments for that security. However, while the contingent payments are set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying equity for your securities could fall sharply, which could result in a significant loss of principal.

▪

The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose some or all of your initial investment.

▪

Single equity risk. The closing price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying equity issuer and the underlying equity for your securities. For additional information regarding the underlying equity, please see “Information about the Underlying Equity” and “Wynn Resorts, Limited” below and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.

▪	Fair value considerations.

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The issue price you pay for the securities exceeds their estimated initial value. The issue price you pay for the securities exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equity, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date is less than the issue price you pay for the securities.

November 2014	9

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

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The estimated initial value is a theoretical price; the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “— Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

▪	Limited or no secondary market and secondary market price considerations.

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There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the securities will develop. UBS Securities LLC and its affiliates may make a market in the securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.

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Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

▪

Investors will not participate in any appreciation in the closing price of the underlying equity and will not have the same rights as holders of the underlying equity. Investors will not participate in any appreciation in the closing price of the underlying equity from the initial price, and the return on the securities will be limited to the contingent payment that is paid with respect to

November 2014	10

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

each determination date on which the closing price or the final price is equal to or greater than the downside threshold level. It is possible that the closing price of the underlying equity could be less than the downside threshold level on most or all of the determination dates so that you will receive little or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.

▪

No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the securities are not redeemed early, you may lose some or all of your initial investment.

▪

Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the early redemption feature of the securities. If the securities are redeemed early, you will receive no more quarterly contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

Furthermore, because the call threshold level will increase during the term of the securities, the likelihood that your securities will be redeemed early will decrease during the term of the securities.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial price and the final price and whether the closing price of the underlying equity on any determination date is equal to or greater than the call threshold level or is less than the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment, call threshold level and downside threshold level, and such terms include hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.

▪

No affiliation with the underlying equity issuer. The underlying equity issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying equity in connection with the offering.

▪

We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests and thus may acquire non-public information about the underlying equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity, which may or may not recommend that investors buy or hold the underlying equity.

▪

The antidilution protection of the underlying equity is limited and may be discretionary. The calculation agent may make adjustments to the initial price, exchange ratio, downside threshold level, call threshold level, and/or final price or any other term of the securities, for certain corporate events affecting the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.

▪

Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying equity. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying equity on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

November 2014	11

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

▪

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the securities. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

November 2014	12

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Information about the Underlying Equity

Wynn Resorts, Limited

According to publicly available information, Wynn Resorts, Limited (“Wynn Resorts”) is a developer, owner and operator of destination casino resorts. It owns and operates two destination casino resorts. In Las Vegas, Nevada, it owns and operates Wynn Las Vegas, which includes Encore at Wynn Las Vegas. In the Macau Special Administrative Region of the People’s Republic of China (Macau) it owns and operates Wynn Macau, which includes Encore at Wynn Macau. It has two segments: Las Vegas Operations and Macau Operations. The Las Vegas Operations features two hotel towers which offer accommodations, amenities and service with hotel rooms, suites, casino, casual and fine dining, spas, lounges, and retail space. The Las Vegas Operations also features nightclubs, showrooms, a beach club, recreation and leisure facilities, meeting space, and theaters. The Macau Operations include hotel rooms and suites, casino gaming space, casual and fine dining, spas, lounges, meeting facilities, health clubs and retail space. Information filed by Wynn Resorts with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-50028, or its CIK Code: 0001174922. Wynn Resorts’ website is http://www.wynnresorts.com. Wynn Resorts’ common stock is listed on the NASDAQ Global Select Market under the ticker symbol “WYNN.”

Information as of market close on November 21, 2014:

Bloomberg Ticker Symbol:	WYNN UW <Equity>	52 Week High (on March 4, 2014):	$247.95

Current Stock Price:	$179.64	52 Week Low (on November 22, 2013):	$162.45

52 Weeks Ago (on November 21, 2013):	$163.53

All disclosures contained herein regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

November 2014	13

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying equity for the period of January 4, 2010 through November 21, 2014. The closing price of the underlying equity on November 21, 2014 was $179.64. The associated graph shows the closing prices of the underlying equity for each day from January 2, 2003 to November 21, 2014. The dotted lines represent the downside threshold level of $134.73, and the call threshold levels (as described herein) of $188.62, $197.60 and $206.59, which are equal to 75%, 105%, 110% and 115%, respectively, of the closing price on November 21, 2014. We obtained the information in the table below from Bloomberg Professional ® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the determination dates.

Wynn Resorts, Limited	High	Low	Period End
2010
First Quarter	$77.26	$60.76	$75.83
Second Quarter	$93.15	$74.64	$76.27
Third Quarter	$94.93	$74.79	$86.77
Fourth Quarter	$116.55	$87.09	$103.84
2011
First Quarter	$130.81	$108.99	$127.25
Second Quarter	$149.74	$129.42	$143.54
Third Quarter	$165.25	$115.08	$115.08
Fourth Quarter	$139.73	$102.20	$110.49
2012
First Quarter	$130.00	$106.64	$124.88
Second Quarter	$135.04	$97.38	$103.72
Third Quarter	$115.69	$92.79	$115.44
Fourth Quarter	$122.90	$104.33	$112.49
2013
First Quarter	$126.52	$115.50	$125.16
Second Quarter	$143.11	$118.04	$128.00
Third Quarter	$159.74	$126.14	$158.01
Fourth Quarter	$194.21	$157.21	$194.21
2014
First Quarter	$247.95	$191.83	$222.15
Second Quarter	$227.46	$193.64	$207.56
Third Quarter	$218.61	$178.99	$187.08
Fourth Quarter (Through November 21, 2014)	$190.01	$173.44	$179.64

November 2014	14

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

The Common Stock of Wynn Resorts, Limited — Daily Closing Prices

January 2, 2003 to November 21, 2014

November 2014	15

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

This document relates only to the securities offered hereby and does not relate to the underlying equity or other securities of the underlying equity. We have derived all disclosures contained in this document regarding the underlying equity from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying equity.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

November 2014	16

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:

Record date:

The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.

If you are able to sell the securities in the secondary market on a determination date, the purchaser of the securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date. If you are able to sell your securities in the secondary market on the day following an determination date and before the applicable contingent payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent payment, if a contingent payment is paid on the contingent payment date with respect to that determination date.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-46 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying equity. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts or proceeds attributable to any contingent payment, you should generally recognize capital gain or loss upon the sale, exchange, early redemption, or redemption on maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be long term capital gain or loss if you have held your securities for more than one year (otherwise such gain or loss would be short term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially from the treatment described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-48 of the product supplement. The risk that the securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent payment and before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

November 2014	17

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

In addition, in 2007 the U.S. Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to the discussion below with respect to Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and FATCA, we currently do not intend to withhold any tax on any contingent payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty) without being required to pay any additional amounts with respect to amounts so withheld. Gain from the sale or exchange of a security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

We will not attempt to ascertain whether the issuer of the underlying equity would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. Nevertheless, we do not intend to treat the securities as “United States real property interests” as defined in Section 897 of the Code. However, if the IRS were to successfully assert that the securities are, in fact, United States real property interests, any gain to a non-U.S. holder in respect of a security upon a sale, exchange, redemption or other taxable disposition of the security would be subject to U.S. federal income tax on a net income basis. If a withholding agent were to treat the securities as United States real property interests, the proceeds from a taxable disposition would generally be subject to a 10% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the issuer of the underlying equity as a USRPHC and of the securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends.

November 2014	18

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including shares of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents for securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that Non-US holders of the securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to “grandfathered” notes under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their securities through a foreign entity) under the FATCA rules.

November 2014	19

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of securities should consult their tax advisors as to the U.S. federal, state, local and other tax (including non-U.S. tax) consequences to them of the purchase, ownership and disposition of the securities.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of the securities before, on and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 9 of this document for a discussion of these adverse effects.

Supplemental information concerning plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $0.250 per $10.00 stated principal amount of securities. UBS Securities LLC has agreed to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $0.250 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.200 per $10.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

November 2014	20

Contingent Income Auto-Callable Securities due November 27, 2017

$3,190,000 Based on the Performance of the Common Stock of Wynn Resorts, Limited

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 9 and 10 of this pricing supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

November 2014	21